INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

The Board of Directors
Oppenheimer Money Market Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Money Market
Fund,  Inc. of our report dated  August 20, 2004 except as to the note  entitled
Subsequent Events-Litigation, which is as of September 14, 2004, included in the
Statement  of  Additional  Information,  which  is  part  of  such  Registration
Statement,  and to the  references  to our firm  under the  headings  "Financial
Highlights" appearing in the Prospectus, which is also part of such Registration
Statement and "Independent  Registered  Public Accounting Firm" appearing in the
Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
September 27, 2004